Exhibit 23.1

Board of Directors
Metalex Resources, Inc.
Spokane, WA

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated May 28, 2004, except note 7 which is as of August 24, 2004, on the financial statements of Metalex Resources, Inc. as of March 31, 2004 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2/A-1 registration Statements filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, WA

September 24, 2004

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center * 601 W. Riverside, Suite 1940 * Spokane, WA 99201
Phone (509) 838-5111 * Fax (509) 838-5114 * www.williams-webster.com